Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of C-Bond Systems, Inc. of our report dated April 27, 2018 on the consolidated financial statements of C-Bond Systems, LLC as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

September 25, 2018